Exhibit 10.2

Rewards - Compensation Special 2015 Performance Acceleration Bonus Plan Executive Officers

Purpose	The Special 2015 Performance Acceleration Bonus is intended to incentivize and reward strong financial performance for the first half of 2015.

Eligibility

These guidelines apply to Executive Officers.

To receive payment under the Performance Acceleration Bonus Plan, the participant must be actively employed as of the end of Q2 2015 and must be considered meeting or exceeding performance expectations under the 2015 mid-year performance review process.

Plan Design

The plan pays up to 50% of an individual’s annual Short-Term Incentive Plan (STIP) target if:

•       Performance is above threshold for EPS for the first half of the 2015 fiscal year, and

•       An individual is a member of an operating segment that achieved its fully allocated operating profit budget in the first half of the 2015 fiscal year.

For corporate employees who are not directly associated with a single operating segment, the eligibility criterion with respect to meeting first half fully allocated operating profit will be waived subject to the mechanism described below:

•       The maximum bonus that can be earned will be calculated under the following formula: annual target bonus X 50% X “blended operating segment performance factor” in %. The “blended operating segment performance factor” is calculated as follows: sum of budgeted first half operating profit for all operating segments that achieved or exceeded the first half budget / the total first half fully allocated operating profit budget.

Payout

•       A threshold and target level of performance will be established. A bonus pool will be calculated per the below schedule.

EPS Performance	Pool as % of Annual Target STIP
Threshold + $0.10 (Target)	50%
Threshold + $0.09	46%
Threshold + $0.08	42%
Threshold + $0.07	38%
Threshold + $0.06	34%
Threshold + $0.05	30%
Threshold + $0.04	26%
Threshold + $0.03	22%
Threshold + $0.02	18%
Threshold + $0.01	14%
Threshold	10%

Rewards - Compensation Special 2015 Performance Acceleration Bonus Plan Executive Officers

Payment	Payment will be made in cash, subject to taxes and deductions as applicable. Payment will be made as soon as practical following the end of the second fiscal quarter, most likely in July 2015.

Participant Status Changes

If a participant begins employment with the company during Q1 or Q2 2015, bonus potential will be pro-rated for the time the participant was employed during Q1 and Q2.

If a participant transfers jobs and changes plan design standards, potential bonus will be pro-rated for the time spent in each job.

Administration

Participants may direct questions about the Performance Acceleration Bonus Plan to the CEO or VP of Human Resources.

The Compensation Committee of the Board of Directors shall make a certification decision with respect to performance of financial metrics and consider extraordinary circumstances that may have positively or negatively impacted the achievement of the objectives. The Board or management in their discretion, reserves the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis.

Relevant Terms

Actively Employed - A full-time or part-time employee on the Company payroll. It excludes any employee who has been terminated from employment with the Company – voluntarily or involuntarily – in advance of May 30, 2015.

Company - H.B. Fuller Company and its wholly owned subsidiaries.

Eligible Earnings – To be determined by region/country.

EPS – The diluted adjusted earnings per share after taking into account the cost of the half year bonus plan.

Payment - The cash reward payable after conclusion of the second quarter.

Calculation Guidelines

In calculating the results, the following adjustments will be made:

a.	Individual legal settlements (payments or receipts) with a value (net of insurance) of $3 million or greater will not be included in metric calculations.

b.	Any unbudgeted reorganization or restructuring-related items which cannot be offset by related benefits in the fiscal year will not be included in metric calculations.

c.	Unbudgeted acquisitions and divestitures will be excluded from all actual and target metric calculations, as applicable.

d.	Any unbudgeted asset write-downs in excess of $2 million will not be included in metric calculations.